CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154965, 333-86983 and 333-26961) of AGL Resources Inc. of our report dated June 25, 2012 relating to the financial statements of the AGL Resources Inc. Retirement Savings Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
June 27, 2013